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EXHIBIT 12

                         BAY VIEW CAPITAL CORPORATION
              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                               Year Ended
                                                           12/31/99    12/31/98
Earnings
              Earnings before income tax expense             44,181        30,089
              Add:
              Interest on advances and other borrowings     117,680       102,350
              Interest component of rental expense            2,021         2,111
                                                           -----------------------
              Earnings before fixed charges excluding
               interest on customer deposits                 163,882       134,550
              Interest on customer deposits                  142,427       149,656
                                                            -----------------------
              Earnings before fixed charges                  306,309       284,206
                                                             ======================

Fixed Charges:
              Interest on advances and other borrowings      117,680       102,350
              Interest component of rental expense             2,021         2,111
                                                             ---------------------
              Fixed charges excluding interest on
               customer deposits                             119,701       104,461
              Interest on customer deposits                  142,427       149,656
                                                             ---------------------
              Total fixed charges                            262,128       254,117
                                                             =====================

Ratio of earnings to fixed charges including interest
 on customer deposits                                             1.17          1.12

Ratio of earnings to fixed charges excluding interest
 on customer deposits                                             1.37          1.29